                               ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (this "Agreement") is made and entered into as of this 10th day of November, 1995 by and among Desert Benefits, Inc. Employee Benefits & Insurance Services, a California corporation (the "Company"), Frederic J. Klicka ("Klicka"), Frederic J. Klicka II ("Rick Klicka" and with Klicka, the "Shareholders"), the individuals selling assets and executing this Agreement on the signature page below in such capacity (the "Individual Sellers") and Pan American Underwriters, Inc., a Nevada corporation ("Purchaser").

                                       RECITALS

         WHEREAS, the Company is an insurance agency focusing on individual and group medical benefits (the "Core Business"), with divisions focusing on prevailing wage administration, fire and casualty insurance and life insurance (collectively, the "Divisions" and, collectively with the Core Business, the "Business"), licensed to sell insurance in the State of California and elsewhere;

         WHEREAS, Purchaser desires to acquire substantially all of the non-cash assets of the Company, including the rights associated with the name "Desert Benefits" and the rights to all policies and policy holder information placed by the Company with various insurance carriers (collectively, the "Book of Business") and to assume certain selected liabilities of the Company in exchange for the consideration set forth herein, and the Company desires that such assets be sold; and

         WHEREAS, Purchaser desires to acquire selected assets held by shareholders and employees of the Company which relate to the Business but are held personally by such individuals in exchange for the consideration set forth herein, and the individuals executing this Agreement in such capacity (the "Individual Sellers") desire that such assets be sold;

                                      AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing recitals and the representations, warranties and covenants herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                      ARTICLE I

                             PURCHASE AND SALE OF ASSETS

         1.1 PURCHASE AND SALE OF PURCHASED ASSETS. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Company shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase and accept from the Company, all of the right, title and interest of the Company in and to the Purchased Assets (as defined below), free and clear of all Liens (as defined below) other than Permitted Liens (as defined below).

         "Purchased Assets" shall mean all personal properties and assets, tangible and intangible of the Company, the Company's interest in that certain working relationship known as Desert Benefits Fire & Casualty and the Company's interest in that certain working relationship between the

Company and David Molitz relating to the sale of life insurance products on behalf of the Company, including without limitation the names "Desert Benefits" and "Desert Benefits Fire & Casualty," but excluding the Excluded Assets (as defined in Section 1.2 below).

         "Lien" shall mean any pledge, security interest, lien, charge, encumbrance, equity or option of whatsoever nature.

         "Permitted Liens" shall mean (i) Liens for taxes not yet due and payable or being contested in good faith and for which adequate reserves have been taken, and (ii) mechanics', carriers', workers', repairers', materialmens', warehousemens' and other similar liens arising or incurred in the ordinary course of business.

         Without limiting the foregoing, the Purchased Assets shall include the following:

         (a) REGULATORY LICENSES. All of the Licenses and Employee Licenses of the Company, to the extent transferable, as defined in Sections 3.19 and 3.20 below.

         (b)  TANGIBLE PERSONAL PROPERTY.  All the Tangible Personal property.

         "Tangible Personal Property" shall mean all machinery, equipment, electrical devices, vehicles, furniture, office materials and supplies, hardware, tools, spare parts, phone numbers and other tangible personal property of every kind and description owned by the Company, including without limitation, those listed and described on SCHEDULE 3.8 hereto, and any additions, improvements, replacements and alterations thereto made between the date of this Agreement and the

Closing Date in the ordinary course of business. The Purchased Assets do not include any fixtures association with the Company's office location.

         (c)  ASSUMED CONTRACTS.  All the Assumed contracts.

         "Assumed Contracts" shall mean all right, title and interest of the Company in and to the contracts and agreements listed or referred to on SCHEDULE 1.1(c) hereto, together with the contracts and agreements entered into between the date of this Agreement and the Closing Date in accordance with the terms of this Agreement and contracts entered into in the ordinary course of business pursuant to which the Company's obligations do not exceed $1,000 per year and which are terminable on less than ninety days' notice without penalty. The list of Assumed Contracts will include, without limitation, the Company's building lease with Klisto and its equipment lease with Applied Systems.

         (d)  INTANGIBLE RIGHTS.  All the Intellectual Property of the Company.

         "Intellectual Property" shall mean all intangible rights, including, without limitation, (i) all trademarks and service marks and all applications therefor and registrations and recordings thereof, together with the goodwill symbolized by and associated with such trademarks and service marks, (ii) all trade dress connected or used with such trademarks and service marks and all applications, registrations and recordings thereof, (iii) all trade secrets, proprietary information and know-how, (iv) all franchises, patents, jingles, slogans, logotypes and other intangible rights, (v) all customer lists, in each case including, without limitation, those listed and described on SCHEDULES 3.22 hereto (vi) all rights with respect to the goodwill and renewal rights with respect to the Policyholders (as defined in Section 3.22), including without limitation the right and authority to issue bills for existing and renewal policies, the right to issue renewal policies and process changes and claims on existing policies and the right to communicate with the Policyholders under color of the agency with whom the previous relationship existed and (vii) all rights embodied by the Appointments (as defined in Section 3.23) to the extent transferable and any additions or modifications thereof made by the Company in the ordinary course of business between the date of this Agreement and the Closing Date to any items described in clauses (i)-(vii) above.

         (e) FILES AND RECORDS. All files and other records of the Company, wherever located, including without limitation, all available schematics, blueprints, engineering data, customer lists, correspondence, reports, specifications, projections, statistics, market research data, marketing plans, sales records and histories, promotional graphics, original art work, mats, plates, negatives and other advertising, marketing or related materials, and all other technical and financial information, accounting and personnel records concerning the Purchased Assets.

         (f) CLAIMS. All of the Company's warranty or other claims, refunds, causes of action, chooses in action, rights to recovery (including rights to insurance proceeds or other recoveries for damaged assets acquired by Purchaser), rights of set-off and rights of recoupment.

          (g) Prepaid Commissions; Accounts Receivable and Run-Off Commissions. All prepaid commissions, accounts receivable and run-off commissions of the Company as of the

Closing Date which will be earned after the Closing Date pertaining to Policies in place on or prior to the Closing Date whether or not paid by any insurance carrier prior to the Closing Date. The Company shall promptly remit to Purchaser the full amount of (i) any unearned prepaid commission as of the Closing Date,(ii) any accounts receivable received by the Company which were received and earned after the Closing and (iii) any run-off commissions paid after the Closing Date by carriers to the Company which were earned after the Closing. The Company will promptly endorse such to Purchaser. The Company agrees to use its best efforts to collect all accounts receivable and run-off commissions sold to Purchaser hereunder including, if necessary, the institution of litigation with the applicable account debtor at the Company's expense. Commission adjustments to commissions earned prior to the Closing Date shall be for the Company's account regardless of when such adjustment is made. The parties consider commissions as earned as the premiums to which they relate are earned. The parties intend that bonus commissions which relate to time periods as opposed to policy periods are earned daily on a straight line basis and will be allocated to the Company and Purchaser based on the amount of the applicable period during which the Company was independent and the period during which it was owned by Purchaser.

         1.2 EXCLUDED ASSETS. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets of the Companies (collectively, the "Excluded Assets"):

         (a) CORPORATE RECORDS; TAX RETURNS. The stock books, stock ledgers, shareholder lists, minute books, corporate seals and similar corporate records of the Company, as well as all tax returns of the Company and any and all records that the Company is required to retain pursuant to applicable law.

         (b) ACCOUNTS RECEIVABLE. All accounts receivable of the Company as of the Closing Date which were earned prior to the Closing Date less any unearned commissions received by the Company prior to the Closing Date.

         (c) CASH AND INVESTMENTS. All cash, cash equivalents and securities, including cash deposited in the Company's trust account(s).

         (d) OTHER EXCLUDED ASSETS. All automobiles owned by the Company as of the Closing Date and the other assets, if any, set forth on SCHEDULE 1.2(d) hereto.

         1.3 ASSUMPTION OF CERTAIN LIABILITIES. Purchaser is not assuming any debt, liability or obligations of the Company, any Shareholder or any Individual Seller, whether known or unknown, fixed or contingent, except for the liabilities of the Company to be paid or performed after the Closing Date under the Assumed Contracts listed in SCHEDULE 1.1(c) (the "Assumed Contracts") which are assigned by the Company to the Purchaser (the "Assumed Liabilities").

         Except as and to the extent otherwise expressly provided in this Agreement, Purchaser does not, and shall not, assume or be deemed to assume, nor shall Purchaser discharge, be responsible for or liable with respect to any other liabilities or obligations of the Company or any other person, whether arising prior to, on or after the Closing Date (collectively, the "Retained Liabilities"), including without limitation:

         (a) any liability or obligations of the Company arising out of or relating to any contract or agreement not fully and effectively assigned to and specifically assumed by Purchaser pursuant to this Agreement, including without limitation any obligations of the Shareholders or the Company to David Molitz or Anthony Koons arising out of the working relationship between the Company and each such individual;

         (b) any liability or obligations of the Company arising out of or relating to any employee benefit (including health) plans, programs, policies or other arrangements or agreements which provided the Company's employees with benefits, including the payment of severance pay or special bonuses, if any, to terminated employees under agreements or policies not constituting Assumed Contracts;

         (c) any liability or obligations of the Company arising out of any litigation, claim, arbitration or other similar proceeding relating to the Purchased Assets before the Closing Date, regardless of whether or not such litigation, claim, arbitration or other similar proceeding is pending, threatened or asserted before, on or after the Closing Date;

         (d) any liabilities and obligations of the Company relating to the Excluded Assets, including without limitation all automobile leases and automobile loans;

         (e) any and all liabilities and obligations, direct or indirect, fixed or contingent, for Taxes, whether or not such Taxes are assessed prior to, on or after the Closing Date;

         (f) accounts payable of the Company and credit balances of accounts receivable of the Company as of the Closing Date, including without limitation, all Company,

Shareholder and Individual Seller credit card balances, any amounts due Valley Independent Bank, and miscellaneous payables other than a pro rata share of the rent and utilities for the Company's building for the month in which the Closing Date occurs; and

         (g) any obligation of the Company to any of its trust account(s) or any obligaitons of any such trust account(s) to any beneficiary thereof.

         "Tax" or "Taxes" means all federal, state, local and foreign taxes, including without limitation, income, profits, franchise, license, employment, estimated, transfer, premium, withholding, property, excise, sales, and use taxes (including any interest, penalties, deposits or additions with respect thereto).

         1.4 PURCHASE PRICE FOR PURCHASED ASSETS. On the Closing Date, Purchaser shall pay to the Company, by wire transfer or delivery of a certified or cashier's check the sum of $140,000 and shall deliver to the Company a certificate or certificates representing Paula Financial Common Stock, no par value, valued at $560,000 in the aggregate (the "Shares"). It is the intent of the parties that the number of Shares be calculated based on the value of each share of Paula Financial Common Stock as of December 31, 1995. It is the present intent of Paula Financial to have its shares independently valued as of December 31, 1995 by the firm of Houlihan, Lokey, Howard and Zukin and the parties agree that such valuation shall be final and binding upon the parties in determining the actual number of Shares due to the Company. Pending the completion of that valuation, the parties have agreed that Paula Financial will issue Shares based on the December 31, 1994 valuation performed by HLH&Z of $18.06 per share.

Accordingly, the certificates to be delivered on the Closing Date will represent 31,008 Shares. Upon the completion of the December 31, 1995 valuation (expected in April 1996) Paula Financial will promptly issue additional Shares if the valuation is less than $18.06 and the Company will promptly return Shares to Paula Financial if the valuation is more than $18.06.

         The parties agree to allocate the purchase price among the Purchased Assets for all purposes in accordance with SCHEDULE 1.4 hereto.

         1.5  PURCHASE AND SALE OF INDIVIDUAL ASSETS FROM INDIVIDUAL SELLERS.
On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Individual Sellers shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase and accept from the Individual Sellers, all of the right, title and interest of the Individual Sellers in and to the Individual Assets (as defined below), free and clear of all Liens other than Permitted Liens.

         "Individual Assets" shall mean all business properties and assets, tangible and intangible of the Individual Sellers which were developed, generated or purchased by the Company that certain working relationship known as Desert Benefits Fire & Casualty including without limitation the right to commissions from the sale of life insurance policies (excluding all "management" overrides which are the property of David Molitz), the related expirations and rights to "training allowances" and the assets set forth on SCHEDULE 1.5 hereof.

         In exchange for the sale of the Individual Assets to the Purchaser, the Purchaser agrees to enter into the employment arrangements with the Individual Sellers set forth on SCHEDULE 2.5 hereof.

         1.6 CLOSING. The Closing of the transactions contemplated by this Agreement (the "Closing") shall occur at the offices of Purchaser located in Pasadena, California at 10:00 a.m., on the next business day following the satisfaction of the last unsatisfied condition set forth in Article V hereof (the "Closing Date") unless the parties hereto agree in writing upon a different time, date or place.

         1.7 HOLD-BACK RESTRICTIONS ON STOCK CONSIDERATION. The Purchaser acknowledges that the Company will not be able to deliver prior to the Closing an executed agreement among the Imperial Valley School District Consortium members renewing their commitment to the Consortium for three years. The Company acknowledges that this delivery is required by Section 5.7(b) of this Agreement. The document to be delivered must evidence the renewed commitment of at least 90% of the members of the Consortium to purchase group health insurance through the Consortium during the period from October 1, 1996 through September 30, 1999. In consideration for the Purchaser's agreement to close the transaction prior to the renewal by the Consortium members, the Company agrees that 35% of the Shares shall be issued to the Company subject to the following restriction:

         (i) In the event that the Company does not deliver to the Purchaser by October 1, 1996 the document discussed in Section 5.7 (b) of this Agreement, the issuance of 35% of the Shares shall be considered null and void, except that if 90% of the members of the Consortium renew their group health insurance through the Consortium until September 30, 1997, the Shares will not be considered null and void and these restrictions will lapse on 1/3 of the restricted Shares (11.66% of the total Shares);

         (ii) In the event that the Company does not deliver to the Purchaser by October 1, 1997 the document discussed in Section 5.7 (b) of this Agreement, the issuance of the remaining portion of the Shares subject to these restrictions (23.33% of the total Shares) shall be considered null and void, except that if 90% of the members of the Consortium renew their group health insurance through the Consortium until September 30, 1998, the Shares will not be considered null and void and these restrictions will lapse on another 1/3 of the restricted Shares (11.66% of the total Shares); and

         (iii) In the event that the Company does not deliver to the Purchaser by October 1, 1998 the document discussed in Section 5.7 (b) of this Agreement, the issuance of the remaining portion of the Shares subject to these restrictions (11.66% of the total Shares) shall be considered null and void, except that if 90% of the members of the Consortium renew their group health insurance through the Consortium until September 30, 1999, the Shares will not be considered null and void and these restrictions will lapse on the remaining portion of the restricted Shares (11.66% of the total Shares).

         The parties agree that the Shares subject to the foregoing restriction represent the fair value of the renewal of the Consortium to the Purchaser and that, as such, the forfeiture of such Shares represent liquidated damages and not a penalty. All of the foregoing restrictions shall lapse upon the delivery of the document called for by Section 5.7(b) to the Purchaser.

         In order to preserve the Purchaser's rights under this hold-back, no portion of the Shares subject to the restrictions may be sold, assigned, transferred, pledged or hypothecated in any manner prior to the lapse of the restrictions. Notwithstanding the foregoing, the affected Shares may be transferred to the current shareholders of the Company pursuant to a dividend-in-kind, but, once so transferred, will again be bound by the hold-back and transfer restrictions.

         To evidence the foregoing restrictions, the Certificates evidencing the affected Shares shall bear the following restrictive legends:

    THE SHARES REPRESENTED BY THIS CERTIFICATE ARE THE SUBJECT OF RESTRICTIONS SET FORTH IN THE ASSET PURCHASE AGREEMENT BETWEEN PAN AMERICAN UNDERWRITERS, INC., DESERT BENEFITS, INC. EMPLOYEE BENEFITS & INSURANCE SERVICES AND THE OTHER PARTIES NAMED THEREIN DATED AS OF NOVEMBER 10, 1995. IN THE EVENT THAT CERTAIN EVENTS DO NOT OCCUR AS SET FORTH IN SECTION 1.7 OF THAT AGREEMENT, THE ISSUANCE OF ALL OR A PORTION OF THE SHARES REPRESENTED BY THIS CERTIFICATE SHALL BE NULL AND VOID AND THE HOLDER HEREOF SHALL BE REQUIRED TO RETURN THIS CERTIFICATE TO THE ISSUER. UNTIL THE LAPSE OF THE FOREGOING RESTRICTIONS, THE SHARES REPRESENTED HEREBY MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR HYPOTHECATED, SUBJECT TO ONE EXCEPTION AS SET FORTH IN THE AGREEMENT.

         In the event the Consortium business is sold by the Purchaser to a third party and the Purchaser reasonably determines that the lack of renewal of the Consortium by its members decreased the value of the Consortium business, then the issuance of a portion of the restricted Shares will be considered null and void and the restrictions on the remaining restricted Shares will lapse.

         The portion of the restricted Shares forfeited will be based on the difference between the price received by the Purchaser for the Consortium business absent the renewal compared to the price the Purchaser reasonably determines the business would have commanded with the renewal in place on the date of sale. For example if the price without the renewal is determined to equal 75% of the price with the renewal, then 25% of the restricted Shares will be forfeited. If the price without is 90% of the price with, then 10% of the restricted Shares will be forfeited etc.

                                      ARTICLE II

                        CERTAIN UNDERSTANDINGS AND AGREEMENTS

         2.1 EMPLOYMENT AND NON-COMPETITION AGREEMENTS. On or before the Closing Date, Klicka and Rick Klicka shall have executed employment agreements with the Purchaser substantially in the form of SCHEDULE 2.1(a) and all Individual Sellers shall have executed a non-competition agreement with the Purchaser substantially in the form of SCHEDULE 2.1(b).

         2.2 PROFIT SHARING TERMINATION. The Company agrees to give notice of termination of the profit sharing arrangements between the Company and its employees immediately prior to the Closing Date.

         2.3 401(k) PLAN. The Company agrees to maintain the Company's 401(k) plan in compliance with ERISA. Purchaser agrees to permit Company employees hired by Purchaser to roll their Company 401(k) funds into the Purchaser's 401(k) plan following the Closing Date. The Purchaser will give Company employees credit for service with the Company toward the Purchaser's 401(k) participation requirements.

         2.4 MAINTENANCE OF EXISTENCE. The Company agrees to maintain its corporate existence and maintain at least one part-time licensed employee until at least December 1, 1996 in order to facilitate the collection by the Company of run-off commissions which are to be paid over to Purchaser pursuant to this Agreement. Such employee may also be a full-time employee of the Purchaser.

         2.5 EMPLOYMENT OF COMPANY EMPLOYEES BY PURCHASER. Purchaser agrees to employ all of the current employees of Purchaser, other than David Molitz, at the base salaries and with the benefits set forth on SCHEDULE 2.5 hereof commencing on the day following the Closing Date. Except as set forth in such schedule, all such employment is considered employment "at will."

         2.6 NO INDIVIDUAL BANKRUPTCY FILING. Klicka agrees that during the three year period following the Closing Date he will not file a voluntary petition for individual bankruptcy under the Federal Bankruptcy Code or permit an involuntary filing to stand or make an assignment for the benefit of his creditors or avail himself of any other similar debtor's remedies without the prior written consent of the Purchaser.

         2.7 VALLEY INDEPENDENT BANK REPAYMENT. All amounts due to Valley Independent Bank by the Company will be repaid directly by Purchaser out of the cash proceeds due to the Company on the Closing Date in order to assure Purchaser of the bank's release of its lien on such assets.

         2.8 TRUST ACCOUNT. As soon as practicable following the Closing Date, the Company shall cease depositing client's funds into its existing trust account(s) and shall commence depositing such funds into Purchaser's trust account(s). The Company shall be responsible for all payments due to third parties which are required to be made from funds in the Company's trust account(s) based on Business conducted prior to the Closing Date. In the event that funds available from the Company's trust account(s) are insufficient for this purpose, the Company and/or the Shareholders, and not the Purchaser or the Purchased Assets, will be solely responsible for contributing additional funds to the Company's trust account(s) to fund such obligations.

         2.9 ACCOUNTING FUNCTIONS. All Company accounting functions and cash flow activities will be promptly integrated with Purchaser's Pasadena accounting office following the Closing Date. Upon notice from Purchaser, the Company will direct all insurance carriers and other payors, and all vendors and other payees, to direct all payments and invoices to Pasadena. Any payments received in Brawley pending the change of address will be promptly redirected to Pasadena. The Purchaser and the Company shall weekly reconcile collections and payments until all transition issues have been mutually satisfied.

         2.10 CONDUCT OF BUSINESS. The Business shall be conducted from the date hereof through the earlier of the termination of this Agreement or the Closing Date in accordance with prior practice and in the ordinary course of business, and without limiting the generality of the foregoing, the Company shall not (except with the prior written consent of Purchaser): (i) declare or pay any non-cash dividend or distribution on any securities of the Company; (ii) purchase or commit to purchase or lease capital or fixed assets for prices and rentals (throughout the term of such leases) exceeding $1,000 in each case;
(iii) sell or transfer any of the assets of the Company, except in the ordinary course of business; (iv) mortgage, pledge, or encumber any of the assets of the Company; (v) amend, modify or terminate any Assumed Contract other than in the ordinary course of business; (vi) make any increase in, or any commitment to increase, the compensation payable to the Company's employees or agents or pay any bonuses, other than routine annual increases made in the ordinary course of business; (vii) materially alter the manner of keeping the books, accounts or records of the Company or the accounting practices therein reflected; or (viii) take any action to cause any of the representations and warranties in Article II to become inaccurate. Purchaser specifically consents to the post-closing dividend of any consideration paid to the Company hereunder to the Company's shareholders.

         2.11 PRESERVATION OF ORGANIZATION. The Shareholders will preserve the Company's business organization intact (including the preservation of their properties wherever located, including, but not limited to, any assets which are material to the Business) and shall conduct its business from the date hereof through the Closing Date in accordance with prior practice and in the ordinary course of business.

         2.12 ACCESS. Between the date hereof and the Closing Date, the Company will give to authorized representatives of Purchaser full access, during normal business hours, in such manner as not to unduly disrupt normal business activities, to any and all premises, properties, contracts, commitments, books, records and affairs of the Company, and will cause their officers to furnish any and all financial, technical and operating data and other information pertaining to the Business as Purchaser shall from time to time reasonably request. The Purchaser may discuss the Company and its services with the Company's customers and suppliers upon reasonable notice and during regular business hours and, if requested by the Company, in the presence of a Company representative.

         2.13 CONFIDENTIALITY. Until the Closing, the parties hereto and their respective agents, accountants and attorneys shall keep confidential any information (unless readily ascertainable from public or published information or sources) obtained from any other party hereto. Each party hereto further agrees that it will not otherwise disclose any such information to any third party (other than to its agents, accountants and attorneys in connection with the consummation of the transactions contemplated by this Agreement) except upon the written consent of the furnishing party, or except as required by law. Such obligation of confidentiality shall not extend to any information which is shown to be or to have been generally known to others engaged in the same trade or business as the furnishing party, or that is or shall be public knowledge through no act or omission by the party to whom the information was furnished or any of its directors, officers, employees, professional advisors or other representatives.

         2.14 EXCLUSIVE DEALINGS. From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Purchaser shall have the exclusive right to purchase the Purchased Assets and the Individual Assets and no Shareholder, Individual Seller nor any officer, director, affiliate or representative (including any investment banker or financial advisor) of the Company shall, directly or indirectly, solicit, encourage or participate in any discussions or negotiations with, or provide any non-public information to, any person, entity or group concerning any potential competing offer to acquire all or any material portion of the business, properties, or capital stock of the Company whether by merger, purchase of assets or stock, tender offer, joint venture or other similar transaction.

         2.15 CONDITION TO TRANSFER OF CERTAIN CONTRACTS. The Company and the Individual Sellers agree that between the date hereof and the Closing Date they will use their best efforts to obtain the necessary consents to the assignment of each Assumed Contract. As provided in Section 5.6 hereof, it is a condition precedent to the obligations of Purchaser to close the transactions contemplated hereby that all required consents be obtained for each such Assumed Contract.

         2.16 NOTIFICATION OF MARKETS. Purchaser and the Company agree to jointly notify all markets which have appointed the Company of the consummation of the transactions contemplated hereby promptly after the Closing Date. Such notification shall seek such markets' consent to such transactions and all parties agree to use best efforts to obtain such consents.

    2.17 TAX MATTERS.

    (a) TAX PAYMENTS. If either the Company or Purchaser is required by law to file a Tax Return attributable to the ownership of the Purchased Assets for a taxable year or period which begins before and ends after the Closing Date, then
(i) Purchaser shall be responsible for all Taxes shown on such Tax Return allocable to the period after the Closing Date, and (ii) the Company shall be responsible for all Taxes allocable to the period ended on or prior to the Closing Date. Taxes allocable to such taxable year or period shall be determined using an interim closing of the books method assuming that such taxable year or period ended on the Closing Date. If Purchaser is responsible for a Tax shown on a Tax Return required to be filed by the Company, or the Company is responsible for a Tax shown on a return required to be filed by Purchaser (or any of its affiliates), then Purchaser shall pay the Company, or the Company shall pay Purchaser, as appropriate, the amount of tax for which it is responsible at the written request of the other party but not more than five days prior to the due date for the payment of the relevant Tax. The parties shall cooperate in the preparation and filing of such Tax Return.

     (b) SALES AND TRANSFER TAXES. All Taxes incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne by the Company, including, without limitation, all sales, bulk sales, transfer, gains and recording and registration Taxes, and the Company will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such sales, transfer, gains and recording Taxes, PROVIDED, however, to the extent any such Tax is imposed by law upon Purchaser and is refundable to Purchaser, Purchaser shall make reasonable efforts to obtain the refund, and shall pay any such refund received to the Company. The Company shall provide to Purchaser copies of such sales, transfer, gains and recording Tax Returns and documentation as soon as practicable before filing such Tax Returns and documentation, provided that all such copies shall be provided to Purchaser no later than the day such Tax Returns and documentation are filed.

                                     ARTICLE III

                            REPRESENTATIONS AND WARRANTIES

         The Company and each of the Shareholders jointly and severally represent and warrant to Purchaser that:

         3.1 MARKETABLE TITLE. The Company has good and marketable title to the Purchased Assets, free and clear of any and all Liens except Permitted Liens.

         3.2 POWER AND AUTHORITY. The Company and each of the Shareholders has the full right, power and authority to enter into this Agreement and, in the case of the Company, to transfer, convey and sell to Purchaser at the Closing the Purchased Assets.

         3.3 LITIGATION. Neither the Company nor any Shareholder is a party to, subject to or bound by any agreement, judgment or order of any court, governmental body or arbitrator which would prevent the execution or delivery of this Agreement by the Company or any Shareholder or the sale of the Purchased Assets to Purchaser pursuant to the terms hereof.

          3.4 NO BROKERAGE FEES. No broker or finder has acted for the Company or any Shareholder in connection with this Agreement or the transactions contemplated hereby.

          3.5 AUTHORIZATION OF AGREEMENT. This Agreement and all other agreements and instruments to be executed by the Shareholders and the Company in connection herewith have been (or upon execution will have been) duly executed and delivered by the Shareholders and the Company, have been effectively authorized by all necessary action, corporate or otherwise, and constitute (or upon execution will constitute) valid and binding obligations of each Shareholder and the Company enforceable in accordance with their respective terms.

          3.6 FINANCIAL STATEMENTS. Included in SCHEDULE 3.6 are the balance sheets of each Company as of December 31, 1992, 1993, 1994 and as of September 30, 1995 and the related statement of income for the years ended December 31, 1992, 1993, 1994 and the period ended September 30, 1995 (collectively, the "Financial Statements"). The Financial Statements (i) were prepared in accordance with the books and records of the Company; and (ii) fairly present the Company's financial condition and the results of its operations as of the relevant dates thereof and for the periods covered thereby;

          3.7 ABSENCE OF CERTAIN CHANGES. Except as set forth on SCHEDULE 3.7 hereto or for transactions in the ordinary course of business, since September 30, 1995, there has not been (i) any transfer of assets of any kind whatsoever by any Company to any of the Shareholders or otherwise;

(ii) any transaction not in the ordinary course of business; (iii) any material adverse change in the results of operations, assets, liabilities, business or prospects of the Company; (iv) any sale or transfer of any of the assets of the Company or any cancellation of any debts or claims other than loans to Shareholders or employees of the Company made prior to September 30, 1995; (vi) any mortgage, pledge or subjection to lien, charge or encumbrance of any kind, except liens for Taxes not due, of any of the Company's assets; (vii) any material alteration in the manner of keeping the books, accounts or records of the Company, or in the accounting practices therein reflected; or (viii) any other event or condition of any character which has had or may have a material and adverse effect on the assets, properties, business or prospects of the Company.

          3.8 TANGIBLE PERSONAL PROPERTY. There is listed on SCHEDULE 3.8 a description of each item of Tangible Personal Property owned by or in the possession of the Company having on the date hereof either a depreciated book value or estimated fair market value per unit in excess of $1,000; and (ii) a description of the owner of, and any agreement relating to the use of, each such item of Tangible Personal Property not owned by the Company and the circumstances under which such property is used. Except as indicated in
SCHEDULE 3.8:

          (a) Each item of Personal Property not owned by the Company is in such condition that upon the return of such property to its owner the obligations of the Company to such owner or lessor will be discharged;

          (b) Each item of Tangible Personal Property is in operating condition and repair and is currently in use in connection with the operation of the Business; and

          (c) The Company owns or otherwise has the right to use all of the Tangible Personal Property now used by the Company in the operation of the Business.

          3.9  INTANGIBLE PERSONAL PROPERTY.  There is listed on SCHEDULE 3.9
(i) a description of the items of Intellectual Property other than those specific items of Intellectual Property described in Sections 3.19, 3.20, 3.22 and 3.23 below. Except as indicated in SCHEDULE 3.9:

          (a) No actions or other judicial or adversary proceedings concerning any Intellectual Property has been initiated, there is no known basis for any such action or proceeding and, to the best knowledge of the Company and each Shareholder, no such action or proceeding is threatened;

          (b) The Company has the unrestricted right and authority to use the Intellectual Property and such use does not conflict with, infringe upon or violate any rights of any other person, firm or corporation;

          (c) There are no outstanding, nor any threatened, disputes or other disagreements with respect to any licenses or similar agreements or arrangements described in SCHEDULE 3.9 except as described in such schedule;

          (d) The Company is the owner of all right, title and interest in and to each item of Intellectual Property, free and clear of all Liens; and

          (e) Purchaser shall be permitted to do business under the names "Desert Benefits" and "Desert Benefits Fire & Casualty" or derivations thereof following the Closing Date.

          3.10 AGREEMENT NOT IN BREACH OF OTHER INSTRUMENTS. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will violate, or result in a breach of, any of the terms and provisions of, or constitute a default under, or conflict with (i) any agreement to which the Company or any Shareholder is a party or by which it is bound; (ii) the Articles of Incorporation or Bylaws of the Company; or (iii) any applicable judgment, order or award of any court, governmental body or arbitrator, or any law, rule or regulation applicable to the Company or any Shareholder.

          3.11 INSURANCE. SCHEDULE 3.11 sets forth a true and correct list of all insurance policies of any nature whatsoever maintained by the Company at any time during the three (3) years prior to the date of this Agreement. Except for the cancellation of a policy due to an insurer's election to discontinue the insurance of a class of risks (which decision was applicable to all like policyholders), the Company has not received any notice or other communication from any such insurance company within the three (3) years preceding the date hereof canceling or materially amending or materially increasing the annual or other premiums payable under any of said insurance policies. To the best knowledge of the Company and the Shareholders, no such cancellation, amendment or increase of premiums is pending or threatened.

          3.12 EMPLOYMENT AGREEMENTS. Except as set forth in SCHEDULE 3.12, there is no (i) employment, commission, profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, health, welfare, or incentive plan or contract to which the Company is a party, or by which it is or may be bound; or (ii) plan and agreement under which "fringe benefits" (including, but not limited to, vacation plans or programs, sick leave plans or programs, dental or medical plans or programs, and related or similar benefits) are afforded to employees of the Company.

          3.13 TAX RETURNS.  Except as disclosed in SCHEDULE 3.13:

          (a) The Company has duly and timely filed with the appropriate federal, state, local and foreign taxing authorities all Tax returns required to be filed through the date hereof, and the Company has paid all Taxes owed. The Company has not requested any extension of time within which to file any such return; and

           (b) There are no material liens for Taxes upon the assets of the Company, except for statutory liens for Taxes not yet due or delinquent.

          3.14 LITIGATION.  Except as listed in SCHEDULE 3.14:

          (a) There is no action, suit or proceeding to which the Company is a party (either as a plaintiff or defendant) pending before any court or governmental agency, authority or body or arbitrator; there is no action, suit or proceeding threatened against the Company; and to the best knowledge of each Shareholder, there is no basis for any such action, suit or proceeding; and

          (b) There is not in existence on the date hereof any order, judgment or decree of any court or other tribunal or other agency enjoining or requiring the Company or any Shareholder to take any action of any kind with respect to the Business or the Company's assets or properties.

          3.15 ASSUMED CONTRACTS. SCHEDULE 1.1(c) sets forth the Assumed Contracts which consists of a list of each contract, agreement, purchase order, lease, license, or commitment, written or oral, to which any Company is a party and has ongoing rights or obligations or by which any of their respective assets are bound, except agreements for the purchase or sale by the Company of goods, materials, supplies or services in the ordinary course of business involving less than $1,000 in consideration. SCHEDULE 1.1(c) includes all agency appointment agreements which will be transferred to Purchaser at the Closing Date. True and complete copies of each of the Assumed Contracts, or where they are oral, true and complete written summaries thereof, have been delivered to Purchaser by the Company. Except as set forth in SCHEDULE 1.1(c):

          (a) Each of the Assumed Contracts is a valid and binding agreement of the Company and all other parties thereto, subject to cancellation upon payment of an appropriate cancellation fee as set forth in such Assumed Contracts; and

          (b) No consent of any party to any of the Assumed Contracts is required by the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except those which are set forth in SCHEDULE 1.1(c).

          3.16 PREPAID COMMISSIONS; ACCOUNTS RECEIVABLE AND RUN-OFF COMMISSIONS. Attached hereto as SCHEDULE 3.16 is a complete listing of the prepaid commissions, accounts receivable and run-off commissions of the Company as of September 30, 1995, a statement regarding whether such prepaid commissions, accounts receivable and run-off commissions were or will be earned or received prior to the Closing Date, and a listing of the status of such accounts receivable and run-off commissions as of October 31, 1995, including all cash collections, credits or write-offs. Except as disclosed in SCHEDULE 3.16, the prepaid commissions, accounts receivable and run-off commissions of the Company arose out of the ordinary course of business.

          3.17 NO UNDISCLOSED LIABILITIES. As of the Closing Date, except as disclosed on SCHEDULE 3.17 the Company has no liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due (including, without limitation, any liability for Taxes and interest, penalties and other charges payable with respect to any such liability or obligation).

          3.18 REGULATORY APPROVALS. All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Company and the Shareholders and which are necessary for (i) the execution and delivery by the Company and the Shareholders of this Agreement and the related documents and (ii) Purchaser to continue the Business as presently conducted, have been obtained and satisfied.

          3.19 LICENSES. SCHEDULE 3.19 sets forth all licenses, permits or authority (collectively, the "Licenses") issued to the Company by any state insurance department or other insurance regulatory body or agency (collectively, a "State Insurance Department"). The Licenses set forth on SCHEDULE 3.19 constitute each license, permit or authority that it is necessary or appropriate for the Company to obtain from a State Insurance Department with respect to the transaction of its business. All of the Licenses are currently in effect. None of the Licenses has at any time been suspended, revoked, terminated or limited or expired. No notice of any violation has been received at any time by the Company with respect to any License, and there is no proceeding or investigation, whether pending or threatened, or any basis therefor, that could result in the suspension, revocation, termination or limitation of any License.

          3.20 EMPLOYEE LICENSES. SCHEDULE 3.20 sets forth all licenses, permits or authority (the "Employee Licenses") issued to any employee or independent contractor of the Company by a State Insurance Department. All of the Employee Licenses are currently in effect and constitute each license, permit or authority that it is necessary or appropriate for the employees or independent contractors of the Company to obtain from a State Insurance Department with respect to the performance of their respective job responsibilities for the Company and as contemplated by Purchaser. All of the Employee Licenses will remain in effect and will not be subject to suspension, revocation, termination or limitation in any manner as a result of the consummation of the transactions contemplated by this Agreement. Except for the notices required by each State Insurance Department regarding the commencement of authority of such employee to act for Purchaser and the termination of authority of such employee to act for the Company, none of Purchaser, the Company or any employee holding an Employee License will be required to obtain any consent, approval or action of, or make any filing with or give any notice to, any State Insurance Department with respect to any Employee License as a result of the consummation of the transactions contemplated by this Agreement.

          3.21 COMPLIANCE WITH LAWS; ABSENCE OF REGULATORY PROCEEDINGS. The Company has complied with all applicable laws and regulations relating to the conduct of its business. The Company has not received service or other notice of any litigation, action, suit, proceeding or investigation by or on behalf of any State Insurance Department that is presently pending or threatened against the Company or its Business, nor does any Shareholder have any knowledge of any basis therefor. Since January 1, 1992, the Company has not been a party to or has been involved in any litigation, action, suit, proceeding or investigation by or on behalf of any State Insurance Department. The Company has not entered into or has been subject to any consent decrees, settlements, orders, stipulations or other agreements or understandings with any State Insurance Department with respect to the conduct of the Business.

          3.22 POLICYHOLDERS. SCHEDULE 3.22 sets forth all of the policyholders (the "Policyholders") that have policies of insurance for which the Company is currently receiving a commission or has received a commission on or after January 1, 1994. Except as disclosed to Purchaser in writing, the Company is currently the agent of record for each of the Policyholders.

          After the Closing Date, Purchaser shall have an unconditional right with respect to each Policyholder to engage in the solicitation, quotation and sale of Paula Insurance Company's policies of workers' compensation insurance (and ancillary services related thereto) and Paula Assurance Company's policies of accident and health and life insurance (and ancillary services related thereto) without any restriction or limitation of any kind.

          No person or entity has any right (whether pursuant to any agreement or understanding or otherwise), pursuant to an agreement between the Company and such person or entity, to preclude or limit the solicitation, quotation or sale of Paula Insurance Company's policies of workers' compensation insurance (and ancillary services related thereto) and Paula Assurance Company's policies of accident and health and life insurance (and ancillary services related thereto) by Purchaser to any Policyholders after the Closing Date.

          After the Closing Date, Purchaser will be entitled to the goodwill and renewal rights with respect to each of the Policyholders, without any restriction or limitation of any kind. Except as disclosed in writing to Purchaser, none of the Company nor any of the Shareholders has any actual knowledge that any of the Policyholders will not purchase insurance issued by Paula Insurance Company or Paula Assurance Company and sold by Purchaser.

          3.23 APPOINTMENTS. The insurance companies that have appointed the Company and its employees as agents are set forth on SCHEDULE 3.23. All of the appointments (the "Appointments") set forth on SCHEDULE 3.23 are currently in effect, and the Company has not received any notice that an Appointment has been terminated or limited in any manner.

          3.24 ASSIGNMENT OF APPOINTMENTS. To the Shareholders' and the Company's knowledge, no insurance carrier which had appointed the Company or its employees will refuse to transfer such Appointment to the Purchaser, or its employees, as the case may be. To the Shareholders' and the Company's knowledge, there will be no status, preferential treatment or advantage that currently benefits the Company or any employee of the Company which will not apply to and benefit Purchaser as of the Closing Date.

          3.25 INVESTMENT REPRESENTATIONS.

          (a) The Company acknowledges that: (i) the Shares will be issued without registration under the Securities Act of 1933, as amended (the "Act"), or qualification under the California Corporate Securities Law of 1968, as amended (the "Law"), pursuant to exemptions from the registration requirements of the Act and the qualification requirements of the Law, (ii) such exemptions only exempt the issuance of the Shares to the Company and not any sale or other disposition of the Shares or any interest therein by the Company; (iii) there can be no assurance that the Company will be able to sell, transfer or otherwise dispose of any of the Shares or any interest therein without registration under the Act or qualification under the Law (which the Company has no right to compel). The Company further understands that, for these reasons, the Shares will probably not be usable as collateral for a loan and it may be impossible for the Company to liquidate its investment in the Shares in case of an emergency.

          (b)  The Company represents to the Purchaser and agrees as follows:
(i) The Shares are being acquired and will be taken and received for its private personal investment for its own account with no intention of selling, transferring or otherwise disposing of the Shares or any interest therein to others except for the possible pro rata dividend of the Shares to the Company's two existing shareholders; (ii) The Company has no contract, undertaking, agreement, or arrangement with any person to sell, transfer or otherwise dispose of to any person or to have any person sell, transfer or otherwise dispose of for the Company any of the Shares of any interest therein and the Company is presently not engaged, nor does it plan to engage within the presently foreseeable future, in any discussion with any person relative to such sale, transfer, or other distribution of any of the Shares or any interest therein; and (iii) The Company fully comprehends that the Purchaser is relying to a material degree on the representations and agreements contained herein and with such realization authorizes the Purchaser to act as it may see fit in full reliance hereon including the placement of the legend in substantially the form below on, and notations in the appropriate records of the Purchaser with respect to, the certificate representing the Shares:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS SO REGISTERED OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND SUCH LAWS IS AVAILABLE."

          (c) A copy of the Notice of Transaction to be filed with the California Commissioner of Corporations is attached hereto as SCHEDULE 3.25 and the Company hereby confirms that each of the representations by the Purchaser contained therein is, to the best of the Company's and the Shareholders' knowledge, true, correct and complete. The Purchaser has given to the Company and the Company has reviewed copies of the Securities Act Release 33-5226,
Section 25102(f) of the California Corporations Code and Title 10 of the California Administrative Code Sections 260.102.12 and 260.102.13.

          (d) The Company further represents to the Purchaser that, as described in section 25102(f)(2) and Sections 260.102.12(d),(g) and (h), the Company has a preexisting personal or business relationship with the Purchaser or its officers, directors or controlling persons.

          Each Individual Seller severally represent and warrants to the Purchaser that:

          3.26 MARKETABLE TITLE. The Individual Seller has good and marketable title to the Individual Assets being sold to the Purchaser, free and clear of any and all Liens except Permitted Liens.

          3.27 POWER AND AUTHORITY. The Individual Seller has the full right, power and authority to enter into this Agreement and to transfer, convey and sell to Purchaser at the Closing the applicable Individual Assets. This Agreement is enforceable against the Individual Seller in accordance with its terms.

          3.28 INTANGIBLE PERSONAL PROPERTY. Included in Schedule 1.5 is (i) a description of the items of Intellectual Property constituting part of the Individual Assets. Except as indicated in that Schedule:

          (a) No actions or other judicial or adversary proceedings concerning any Intellectual Property has been initiated, there is no known basis for any such action or proceeding and, to the best knowledge of the Individual Seller, no such action or proceeding is threatened;

          (b) The Individual Seller has the unrestricted right and authority to use the Intellectual Property and such use does not conflict with, infringe upon or violate any rights of any other person, firm or corporation;

          (c) There are no outstanding, nor any threatened, disputes or other disagreements with respect to any licenses or similar agreements or arrangements, except as described in such schedule;

          (d) The Individual Seller is the owner of all right, title and interest in and to each applicable item of Intellectual Property, free and clear of all Liens; and

          3.29 AGREEMENT NOT IN BREACH OF OTHER INSTRUMENTS. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will violate, or result in a breach of, any of the terms and provisions of, or constitute a default under, or conflict with (i) any agreement to which the Individual Seller is a party or by which it is bound; or (ii) any applicable judgment, order or award of any court, governmental body or arbitrator, or any law, rule or regulation applicable to the Individual Seller.

          3.30 PREPAID COMMISSIONS, ACCOUNTS RECEIVABLE AND RUN-OFF COMMISSIONS. Set forth as part of SCHEDULE 1.5 is a complete listing of the prepaid commissions, accounts receivable and run-off commissions of the Individual Seller as of September 30, 1995, a statement regarding whether such prepaid commissions, accounts receivable and run-off commissions were or will be earned or received prior to the Closing Date, and a listing of the status of such prepaid commissions, accounts receivable and run-off commissions as of October 31, 1995, including all cash collections, credits or write-offs. Except as disclosed in SCHEDULE 1.5, the prepaid commissions, accounts receivable and run-off commissions of the Individual Seller arose out of the ordinary course of business.

          3.31 POLICYHOLDERS. SCHEDULE 3.31 sets forth all of the policyholders (the "Individual Policyholders") that have policies of insurance for which the Individual Sellers is currently receiving a commission or has received a commission on or after January 1, 1994. Except as disclosed to Purchaser in writing, the applicable Individual Seller is currently the agent of record for each of the applicable Individual Policyholders.

          After the Closing Date, Purchaser shall have an unconditional right with respect to each Individual Policyholder to engage in the solicitation, quotation and sale of Paula Insurance Company's policies of workers' compensation insurance (and ancillary services related thereto) and Paula Assurance Company's policies of accident and health and life insurance (and ancillary services related thereto) without any restriction or limitation of any kind.

          No person or entity has any right (whether pursuant to any agreement or understanding or otherwise), pursuant to an agreement between the Individual Seller and such person or entity, to exclude or limit the solicitation, quotation or sale of Paula Insurance Company's policies of workers' compensation insurance (and ancillary services related thereto) and Paula Assurance Company's policies of accident and health and life insurance (and ancillary services related thereto) by Purchaser to any Individual Policyholders after the Closing Date.

          After the Closing Date, Purchaser will be entitled to the goodwill and renewal rights with respect to each of the

Individual Policyholders, without any restriction or limitation of any kind. Except as disclosed in writing to Purchaser, the Individual Seller has no knowledge that any of the Individual Policyholders will not purchase insurance issued by Paula Insurance Company or Paula Assurance Company and sold by Purchaser.

          3.32 APPOINTMENTS. The insurance companies that have appointed the Individual Seller as agent are set forth on Schedule 1.5. All of the appointments (the "Individual Appointments") set forth on SCHEDULE 1.5 are currently in effect, and the Individual Seller has not received any notice that an Appointment has been terminated or limited in any manner.

          3.33 ASSIGNMENT OF APPOINTMENTS. To the Individual Seller's knowledge, no insurance carrier which had appointed the Individual Seller will refuse to transfer such Individual Appointment to the Purchaser, or its employees, as the case may be. To the Individual Seller's knowledge, there will be no status, preferential treatment or advantage that currently benefits the Individual Seller which will not apply to and benefit Purchaser as of the Closing Date.

          The Purchaser represents and warrants to the Company, the Shareholders and the Individual Sellers that:

          3.34 POWER AND AUTHORITY. The Purchaser has the full right, power and authority to enter into this Agreement and to fulfill its respective obligations hereunder.

          3.35 AUTHORIZATION OF AGREEMENT. This Agreement and all other agreements and instruments to be executed by each of the Purchaser in connection herewith have been (or upon execution will have been) duly executed and delivered by the

Purchaser, as the case may be, and have been effectively authorized by all necessary action, corporate or otherwise, and constitute (or upon execution will constitute) valid and binding obligations of the Purchaser, enforceable in accordance with their respective terms, except as enforcement may be limited by law pertaining to bankruptcy, insolvency or the enforcement of creditors' rights and by general equitable principles.

                                   ARTICLE IV

                     CONDITIONS TO OBLIGATIONS OF EACH PARTY

          The obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Closing Date, of the following conditions:

          4.1 NO ACTION OR PROCEEDING. No claim, action, suit, investigation or other proceeding shall be pending or threatened before any court or governmental agency which presents a substantial risk of the restraint or prohibition of the transactions contemplated by this Agreement or the obtaining of material damages or other relief in connection therewith.

          4.2 COMPLIANCE WITH LAW. There shall have been obtained all permits, approvals, and consents of all governmental bodies or agencies which counsel for Purchaser or the Company may reasonably deem necessary or appropriate so that consummation of the transactions contemplated by this Agreement will be in compliance with applicable laws.

                                    ARTICLE V

                     CONDITIONS TO OBLIGATIONS OF PURCHASER

          The obligations of Purchaser to effect the transactions contemplated hereby shall be, at the option of Purchaser, subject to the fulfillment, at or prior to the Closing Date, of the following additional conditions:

          5.1 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of the Company, the Shareholders and the Individual Sellers contained in this Agreement and the Schedules hereto shall be true and correct on the date such representations and warranties were made and remain true and correct on the Closing Date. At the Closing, the Company, the Shareholders and the Individual Sellers shall have delivered to Purchaser certificates to such effect signed by each party.

          5.2  COMPANY'S SHAREHOLDERS' AND INDIVIDUAL SELLERS' PERFORMANCE.
Each of the obligations of the Company, each Shareholder and each Individual Seller to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed on or before the Closing Date, and at the Closing, the Company, each Shareholder and each Individual Seller shall have delivered to Purchaser a certificate to such effect.

          5.3 NAME CHANGE. On or before the Closing Date, the Company shall have amended its Articles of Incorporation with the Secretary of State of the State of California to change its corporate name to a name other than "Desert Benefits, Inc. Employee Benefits and Insurance Services" or deviations thereof and executed such other documents and certificates as Purchaser shall reasonably require to permit Purchaser to file a fictitious business name statement to do business under the name Desert Benefits, Inc. or deviations thereof, effective on the Closing Date.

          5.4 NO ADVERSE CHANGE. There shall not have occurred between the date hereof and the Closing Date any material adverse changes in the results of operations, condition (financial or otherwise), assets, liabilities (whether absolute, accrued, contingent or otherwise), business or prospects of the Company.

          5.5 DUE DILIGENCE EXAMINATION. The Purchaser shall have completed to its satisfaction an extensive examination of, and shall have obtained full and complete disclosure regarding, the assets, properties, business and financial condition of the Company and such examination shall not have revealed any fact, or facts, which, individually or in the aggregate, could be expected to have a material adverse effect on the results of operations, condition (financial or otherwise), assets, liabilities (whether absolute, accrued, contingent or otherwise), business or prospects of the Company; PROVIDED, HOWEVER, such examination, or any activities undertaken by the Purchaser to assist the Company to prepare the schedules to this Agreement, shall not in any way relieve the Company or any Shareholders of any liability for any breach of or misrepresentation in this Agreement.

          5.6 CONSENTS TO ASSIGNMENT OF CERTAIN CONTRACTS. All necessary consents to the assignment of all Assumed Contracts shall have been obtained in writing and delivered at the Closing to Purchaser.

          5.7 ADDITIONAL CLOSING DOCUMENTS OF COMPANY. Purchaser shall have received at the Closing the following documents, dated the Closing Date:

          (a) Copies, certified by the Secretary or an Assistant Secretary of the Company, of resolutions of the Board of Directors and shareholders of the Company authorizing the execution, delivery and performance of this Agreement and all other agreements, documents and instruments relating hereto and the consummation of the transactions contemplated hereby;

          (b) A copy of the executed agreement among the Imperial Valley School District Consortium to renew its agreement to act as a consortium for the purpose of purchasing group medical benefits for a period of three years;

          (c) A copy of the UCC-2 executed by Valley Independent Bank terminating its security interest in the Purchased Assets;

          (d) Copies of consents of The Principle, Pacific Mutual and Union Central insurance companies to the sale of the Business to the Purchaser stating that such transaction will not adversely effect such companies dealings with the Purchaser as successor to the Company after the Closing Date;

          (e) Copy of consent of Klisto to the assignment of the building lease to Purchaser;

          (f)  Such other documents as Purchaser may reasonably request.

          5.8 RECEIPT OF APPOINTMENTS. On or prior to the Closing Date, Purchaser shall have received such appointments from The Principle, Pacific Mutual and other carriers which have appointed the Company and/or the Individual Sellers and which Appointments are not transferable to the Purchaser, which Purchaser believes are necessary or appropriate.

          5.9 SCHEDULES. On or prior to the Closing Date the Company and the Individual Sellers shall have delivered to the Purchaser all schedules to this Agreement theretofore undelivered and the information contained in such schedules shall be reasonably acceptable to the Purchaser.

          5.10 SPOUSAL CONSENTS OF INDIVIDUAL SELLERS. On or prior to the Closing Date, the Individual Sellers shall have caused the spousal consents set forth at the end of this Agreement to be executed and delivered to the Purchaser.

          5.11 BOARD APPROVAL. On or prior to the Closing Date, the Purchaser's Board of Directors shall have approved the terms of this Agreement.

                                   ARTICLE VI

                                 INDEMNIFICATION

          6.1 GENERAL. The Company and the Shareholders, jointly and severally, shall indemnify and hold harmless Purchaser, in respect of any and all claims, losses, damages, liabilities (absolute, contingent, matured, unmatured or otherwise) and expenses, contingent or otherwise, matured or unmatured, of any nature whatsoever (including, without limitation, settlement costs and any legal or other expenses for investigating or defending any actions or threatened actions) (collectively, a "Loss"), reasonably incurred by the indemnified party in connection with or as a result of each and all of the following (a "Breach"):

          (a) Any misrepresentation or breach of any representation or warranty in this Agreement made by the Company, any Shareholder or any Individual Seller;

          (b) The breach of any covenant, agreement or obligation contained in this Agreement or any other instrument contemplated by this Agreement of the Company, any Shareholder or any Individual Seller;

          (c) Any misrepresentation contained in any statement or certificate furnished by the Company, any Shareholder or any Individual Seller pursuant to this Agreement or in connection with the transactions contemplated by this Agreement; and

          (d) Any action, liability or Loss relating to any contract or arrangement to which the Company is a party other than the Assumed Liabilities or relating to the conduct of business by the Company before, on or after the Closing Date, including without limitation any and all arrangements and understandings between the Company and David Molitz or Anthony Koon and any arrangements between the Company, David Molitz and Union Central Life Insurance Company.

          Any such liability, deficiency or indemnity shall be paid by the indemnifying party within thirty (30) days from the date the indemnified party notifies the indemnifying party that it has incurred or has become subject to the referenced liability or deficiency and provides the indemnifying party with documentation demonstrating that the indemnified party has incurred such liability or deficiency.

         6.2 NOTICE OF CLAIM FOR INDEMNIFICATION. Whenever any claim shall arise for indemnification under this Article VI, the indemnified party shall promptly notify the indemnifying party of the claim and, when known, the facts constituting the basis for such claim.

         6.3. THIRD PARTY CLAIMS. If a claim by a third party is made against an indemnified party, and if such indemnified party intends to seek indemnity with respect thereto hereunder, the indemnified party shall promptly (and in any case within thirty days of such claim being made and within the period provided in Section 6.5, if applicable) notify the indemnifying party of such claim. The indemnifying party shall have thirty (30) days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the indemnified party shall cooperate with it in connection therewith; PROVIDED that (a) the indemnifying party shall permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party, provided the fees and expenses of such counsel shall be borne by the indemnified party and (b) the indemnifying party shall promptly reimburse the indemnified party for the full amount of any Loss resulting from such claim and all related expenses incurred by the indemnified party within the limits of this Article VI (except for expenses contemplated by clause (a) preceding).

         So long as the indemnifying party is reasonably contesting any such claim in good faith, the indemnified party shall not pay or settle any such claim. Notwithstanding any of the foregoing, the indemnified party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the indemnifying party. If the indemnifying party does not notify the indemnified party within thirty (30) days after the receipt of the indemnified party's notice of claim of indemnity hereunder that it elects to undertake the defense thereof, the indemnified party shall have the right to contest, settle or compromise the claim in the exercise of its reasonable judgment (but with due regard for obtaining the most favorable outcome reasonably likely under the circumstances, taking account of costs and expenditures) at the expense of the indemnifying party.

         6.4 MANNER OF INDEMNIFICATION. All indemnification hereunder shall be effected by payment of cash or delivery of a certified or cashier's check in the amount of the indemnification liability; PROVIDED, HOWEVER, that the indemnified party shall have the right to offset any matured, unmatured, absolute or contingent liability for which the indemnified party shall seek indemnification from the indemnifying party pursuant to this Article VI against any payments due to the indemnifying party, including, if applicable, payments due from the Purchaser to any Shareholder in the nature of salary or bonus compensation, on a PRO RATA basis; PROVIDED that any offset with respect to an unmatured or contingent liability must be reasonable under the circumstances both in terms of the amount of the offset and when the offset is made. In addition, at the Purchaser's option, amounts due to the Purchaser for indemnification hereunder may be paid by the Purchaser canceling Shares valued at the amount of the offset based on the lower of the valuation of the Shares as of December 31, 1995 and the valuation of the Shares as of the December 31 next preceding the date of the offset; PROVIDED that any offset with respect to an unmatured or contingent liability must be reasonable under the circumstances both in terms of the amount of the offset and when the offset is made

         6.5 PURCHASER INDEMNIFICATION. The Purchaser shall indemnify and hold harmless the Company in respect of all Losses reasonably incurred by the Company in connection with or as a result of any misrepresentation or breach of representation or warranty in this Agreement made by the Purchaser or any failure by the Purchaser to comply with all of the obligations assumed by the Purchaser under the Assumed Contracts. The procedures relating to the foregoing indemnification shall be the same as those set forth in Sections 6.2 - 6.4 above.

         6.6 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made in Article II hereof shall survive the Closing for a period of five years from the Closing Date.

                                     ARTICLE VII

                                     TERMINATION

         7.1  TERMINATION.  This Agreement may be terminated:

         (a)  By written consent of the parties hereto;

          (b) By Purchaser or by the Company if the terminating party is not in default hereunder, and if the Closing shall not have occurred on or before December 31, 1995 or such later date, if any, to which Purchaser and the Company shall agree in writing; or

         (c) By Purchaser if, in the course of its due diligence review, it discovers material information not previously disclosed to Purchaser which Purchaser reasonably believes has a material adverse effect on the value of the Purchased Assets. In such event, the notice of termination delivered by Purchaser to the Company shall specify in reasonable detail such information.

                                     ARTICLE VIII

                                    MISCELLANEOUS

         8.1 NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

    To Purchaser:       Pan American Underwriters, Inc.
                        300 North Lake Avenue
                        Suite 300
                        Pasadena, California  91101
                        Attention:  Bradley K. Serwin

    If to the           c/o:  Fred Klicka
    Company, any        350 G. Street
    Shareholder or      Brawley, California 92227
    any Individual
    Seller:

         8.2 ASSIGNABILITY AND PARTIES IN INTEREST. This Agreement shall not be assignable by any of the parties hereto without the prior written consent of:
(i) in the case of any Shareholder or Individual Seller or the Company, Purchaser and

(ii) in the case of Purchaser, the Company. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors.

         8.3 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California.

         8.4 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

         8.5 BEST EFFORTS. The Company, Shareholders, Individual Sellers and Purchaser each agree to use their best efforts to bring about the transactions contemplated by this Agreement.

         8.6 PUBLIC ANNOUNCEMENTS. The parties hereto agree that they will not make any disclosures about the existence or contents of this Agreement or the transactions contemplated herein or cause to be publicized in any manner whatsoever by way of interviews, responses to questions or inquiries, press releases or otherwise any aspect or proposed aspect of this transaction without prior written notice to and approval of the other parties, except as may be otherwise necessary to comply with applicable law; provided, however, that the parties hereto may, on a confidential basis, advise their respective agents, accountants, attorneys and prospective lenders.

         8.7 COMPLETE AGREEMENT. This Agreement, the exhibits hereto and the Schedules hereto delivered pursuant to this Agreement and all other documents between the parties dated the date of the Closing to be delivered at the Closing contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and, except as provided herein, supersede all previous oral and written and all contemporaneous oral negotiations, commitments, writings and understandings. The Shareholders and the Individual Sellers are not relying on any inducement whatsoever other than that represented by such agreements in executing and delivering this Agreement.

         8.8 MODIFICATIONS AMENDMENTS AND WAIVERS. This Agreement may not be modified or amended, and no provision or benefit hereof may be waived, except in a written document executed by the party against whom enforcement is sought.

         8.9 SEVERABILITY. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

         8.10 PAYMENT OF EXPENSES. Each party shall bear its own expenses in connection with the preparation of this Agreement and the consummation of the transactions contemplated herein. EXCEPT AS SPECIFICALLY APPROVED BY PURCHASER IN WRITING, NO FEES AND EXPENSES INCURRED IN CONNECTION WITH THE PREPARATION OF THIS AGREEMENT OR THE EXHIBITS, SCHEDULES OR CLOSING DOCUMENTS RELATING THERETO AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN SHALL BE PAID BY THE COMPANY OUT OF THE PURCHASED ASSETS.

         8.11 FURTHER ASSURANCES. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement.

         8.12 ATTORNEYS' FEES. In the event of any action or proceeding brought by either party against the other arising out of this Agreement, the prevailing party, if any, shall be entitled to recover its reasonable attorneys fees incurred in such action or proceeding, including any appeal, with the amount of such fees, as well as a determination of prevailing party status, if any, to be determined by a judge of the court sitting without a jury.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the date first above written.

DESERT BENEFITS, INC. EMPLOYEE BENEFITS
AND INSURANCE SERVICES


By:  /s/ Frederic J. Klicka
   --------------------------------
   Frederic J. Klicka, President



PAN AMERICAN UNDERWRITERS, INC.

By:  /s/ Jeffrey A. Snider
   --------------------------------
   Jeffrey A. Snider, President

SHAREHOLDERS:


  /s/ Frederic J. Klicka
--------------------------------
Frederic J. Klicka


  /s/  Frederic J. Klicka II
--------------------------------
Frederic J. Klicka II


INDIVIDUAL SELLERS:


  /s/ Frederic J. Klicka
--------------------------------
Frederic J. Klicka


  /s/ Frederic J. Klicka II
--------------------------------
Frederic J. Klicka II


  /s/ Anthony Koon
--------------------------------
Anthony Koon

SPOUSAL CONSENTS

         The undersigned spouses of the Individual Sellers hereby acknowledge and agree to the transactions contemplated herein, including without limitation, the sale of the Individual Assets free and clear of any and all marital/community property rights. The undersigned also agree to any and all amendments to this Agreement which may be entered into by the Individual Sellers after the date hereof.


  /s/ Terri Klicka
--------------------------------
Terri Klicka


  /s/ Denise Klicka
--------------------------------
Denise Klicka


  /s/ Donna Koon
--------------------------------
Donna Koon

                       EMPLOYMENT AND NON-COMPETITION AGREEMENT

    THIS AGREEMENT is made and entered into as of the 10th day November, 1995, by and between Pan American Underwriters, Inc., a Nevada corporation (hereinafter called the "Company"), and Frederic J. Klicka, (hereinafter called the "Employee").

    The Company agrees to and does hereby employ Employee and Employee agrees to and does hereby accept employment by the Company upon the terms and conditions hereinafter set forth:

    1. JOB DUTIES. Employee shall serve the Company full-time in the capacity of Senior Vice President - Benefits, subject to policies of the Board of Directors of the Company and applicable labor laws, rules and regulations. Employee will initially report to the President of the Company. Employee agrees that he will use his best efforts to promote the business and interests of the Company during the time of his employment. Employee further agrees that, except during vacation periods or executive leaves and reasonable periods of illness or other incapacitation, Employee shall devote all of his business time and services to the business and interest of the Company, except that Employee will be free to continue to serve on the Boards of Directors of non-profit entities, and to join new non-profit Boards, both with advance notice to the Company. All related director fees shall be paid to, or paid over to, the Company. This provision shall not be construed to prevent Employee, for his own account and benefit, from trading in stocks, bonds, securities, real estate, commodities or other forms of investments, so long as such activities do not interfere or conflict with his duties as an employee of the Company.

    2. PERFORMANCE FOR CONTROLLED ENTITIES. It is specifically understood and agreed that Employee, for no other or additional compensation than that set forth herein, shall perform services in furtherance of the Company's primary business for any firm controlled by, or under common control with, the Company. It is further agreed, however, that

Employee shall not be required to perform services for any person, firm or entity other than the Company or such controlled firms.

    3.   COMPENSATION.

    (a) The Company agrees to pay to Employee a monthly salary of $10,000, from which shall be deducted state and federal income taxes, social security taxes, and such other and similar payroll deductions as laws now or hereafter in force may require to be deducted from compensation. Such salary shall be paid in accordance with the Company's normal payroll cycle (twice monthly). It is understood, however, that at any time, or from time to time during the term of this Agreement, the management of the Company may, in its sole discretion, increase or reduce the salary of employee, or change the terms on which it is payable.

    (b) Employee shall also be entitled to a Company vehicle for business use, such provision to be pursuant to the Company's standard automobile policy, as it may be amended from time to time. Notwithstanding the foregoing, the Company will reimburse Employee for his actual monthly car payments for his 1993 Suburban so long as Employee is required to make payments on the EXISTING loan for such vehicle. All other terms of the Company's car policy (other than the payment of the monthly car allowance) will apply.

    (c) Employee will be entitled to all benefits generally available to management personnel of the Company, including, without limitation, participation in the Company's 401(k) plan, ESOP, group medical, dental and life insurance plans etc., as such may be amended from time to time. Employee shall be entitled to such vacation, family and bereavement leaves and sick days as are generally available to management personnel, as such availability may be amended from time to time. Nothing herein shall obligate the Company to continue to provide any of the benefits presently provided to its management employees.

    (d) Employee shall be entitled to a $30,000 cash signing bonus, payable upon his execution of this Agreement. Such bonus shall be subject to all applicable withholding obligations.

    (e) Employee shall be entitled to an infrastructure improvement bonus equal to $30,000 per year, payable monthly, for four years, so long as Employee is making regular and adequate progress toward the following objectives:

     - Development and implementation of a professional marketing plan for turnkey cross-border (Mexico) benefit products;

    - Centralization of the Company's marketing proposal systems for benefits products;

    - Development and release of Seven Day A Week group medical/workers' compensation products;

    - Definition of a managed care strategy for the Company's affiliates Paula Insurance Company and Paula Assurance Company ("PACO");

    - Management and growth of the Company's existing $40 million benefits sales efforts;

    - Refinement of the Company's producer compensation plan to achieve maximum profitable benefits product sales;

    -- Development of a marketing format for non-direct sources;

    - Support for the Company's Mexico business development, including assisting Mr. Eric Duell's efforts in this regard;

    - Rehabilitation of the Company's benefits products claims reporting formats and data flow patterns; and

    - Development and implementation of an underwriting plan for fieldworker (low limit) benefits products for PACO.

    Employee and the President of the Company will meet regularly to decide whether or not adequate progress is being made on these matters. The payment of this bonus will continue so long as the President reasonably believes that such progress is being made. The payment of this bonus will terminate on the fourth anniversary of this Agreement regardless of whether or not additional work remains to be done with respect to these matters.

    (f) Employee will be entitled to a year-end bonus in an amount to be determined by the Executive Compensation Committee of the Paula Financial Board of Directors. Employee's first year target bonus is $0 and his maximum first year bonus is $30,000.

    4. EMPLOYEE LOANS. Employee shall be eligible to borrow up to $150,000 from the Company or Paula Financial at any time, or from time to time, during the first year of his employment with the Company. This is not intended as a line of credit. Once funds are borrowed and repaid, such funds may be reborrowed once and may not be reborrowed a second or further time.

    The principal amount of such loan, if any, shall bear interest at the prime rate of interest announced by First Interstate Bank of California, N.A. ("FIB") as of the first business day of each calendar year and shall adjust annually. Interest shall be payable monthly. The prime rate in effect on the date of the first borrowing will be the initial interest rate. The loan shall be repayable interest only for the first year of this Agreement and thereafter shall be repayable over five years in five equal annual installments payable on the first anniversary of this Agreement.

    All outstanding principal and unpaid interest will be immediately due upon the termination of Employee's employment for any reason, including without limitation, cause, voluntary resignation, termination without cause, death, disability or retirement.

    The loan shall be secured by Employee's grant of a first priority perfected security interest in a number of shares of Paula Financial Common Stock held by Employee personally, or by another party with that party's consent, with a value equal to $225,000. Upon a default in payment of principal or interest on the loan, the Company shall have the right to foreclose on such security. In the event the fair value of the stock pledged by Employee shall become less than $225,000, Employee shall be obligated to provide the Company with additional security to cause the collateral securing the loan to have a fair market value of at least $225,000. Notwithstanding the foregoing, if the amount still available to be borrowed plus the amount outstanding is less than $150,000 then the value of the collateral need only be increased to equal one and one-half times such total. In the event Employee does not provide such security within 30 days after written notice from the Company, all outstanding principal and interest shall immediately become due and payable.

    The loan shall be evidenced by a promissory note and security agreement to be agreed upon by the parties which evidences the above terms.

    5. Transition Expense Arrangement. The Company agrees to provide to Employee's former employer, Desert Benefits, Inc. ("DBF'), with $2,500 cash per month during the 1996 calendar year to permit DBI to reimburse its former employees for miscellaneous expenses relating to the transition of employment from DBI to the Company and other miscellaneous transactions costs.

    6. PACO BOARD OF DIRECTORS. The Company's parent, PAULA Financial, intends to nominate Employee as a director of the Company's affiliate PACO. If so elected, Employee agrees to serve as an employee director of PACO.

    7. TERM. The relationship between the Company and its employees is for an unspecified term and is considered employment at will. Consequently, the employment relationship with any employee can be terminated at will either by the employee or the employer with or without cause or advance notice. Notwithstanding the foregoing, Employee will be entitled to compensation upon separation from the Company to the extent set forth below:

    In the event the Company terminates Employee's employment for any reason, other than for "Cause" at any time prior to the earlier of the consummation of the initial public offering of the Common Stock of the Company's parent, Paula Financial, or the third anniversary of the date hereof, the Company shall (i) pay to Employee the sum of $100,000, and (ii) upon Employee's request cause Paula Financial to purchase from Employee up to 25% of the shares of Paula Financial Common Stock issued to DBI upon its acquisition by the Company, if such shares are then held by employee, for cash. The term "Cause" shall include, among other things, the existence or discovery of a material misrepresentation or omission in any of the representations set forth in that certain Asset Purchase Agreement of even date herewith among the Company, Employee and others.

    The price at which Employee can cause the Company to purchase his outstanding shares of Common Stock will be the independent per share valuation of the Common

Stock as of December 31, 1995 or the independent per share valuation of the Common Stock as of the December 31 next preceding the purchase date. The Company shall be entitled to purchase such shares by paying 50% of the purchase price at closing in cash with the balance payable over five years in five equal annual payments with the outstanding principal amount bearing interest at the prime rate announced by FIB on the first business day of each calendar year. Such interest rate will be reset annually on such date. Principal and accrued but unpaid interest will be payable annually on the first business day of the year. The prime rate in effect on the date of purchase will be the initial interest rate. The obligation shall be evidenced by a promissory note and security agreement which evidences the above terms.

    In the event that Mr. Jeffrey A. Snider ceases to be President and/or Chief Executive Officer of Paula Financial anytime prior to the second anniversary of the date of this Agreement and Employee reasonably believes that his ability to function in his role as Senior Vice President Benefits is materially impaired by Mr. Snider's absence, Employee may, upon his resignation from his employment with the Company during such two year period, receive all of the benefits set forth above as if he had been terminated by the Company without cause.

    8. EMPLOYEE ACKNOWLEDGMENTS. REPRESENTATIONS AND STIPULATIONS. By signing this Agreement, Employee acknowledges, represents and stipulates as follows:

    (a) The Company is a licensed insurance agent and broker engaged in the business of selling a full line of insurance throughout the State of California, with offices throughout California. The majority of the Company's business is written in agricultural areas for agricultural accounts. Most of its offices are, accordingly, located in such areas and service a wide geographic territory.

    (b) Employee is a licensed sales representative employed by the Company. The nature of the Company's business is such that the primary direct contact with its customers or policyholders is through its licensed sales representatives who work out of its various regional offices. The sales agents of the Company, including its managers and producers, are employees, not independent salesmen or brokers.

    (c) (i) As used herein, "Customers" mean existing customers or "Prospective Customers" of the Company and the California corporation formerly known as Desert Benefits, Inc. Employee Benefits and Insurance Services (the "Former Company"), holders of insurance policies sold by the Company and the Former Company, and accounts served by or through the Company and the Former Company. "Prospective Customers" includes those potential customers of the Company for whom a program, proposal or quotation has been made or is in the process of being made or quoted.

    (ii) As used herein, the term "Confidential Information" means (A) proprietary information of the Company; (B) information marked or designated by the Company as confidential; (C) information, whether or not in written form and whether or not designated as confidential, which is known to Employee as being treated by the Company as confidential; and (D) information provided to the Company by third parties which the Company is obligated to keep confidential. Confidential Information includes, but is not limited to, ideas, trade secrets, processes, data, computer software, know-how, marketing plans and strategies, marketing techniques and materials, market research, new and existing products and services, product and service strategies, pricing policies and strategies, financial information, Customer lists, prospect lists and all information relating or pertaining in any way to existing and prospective Customers (including, but not limited to, premium rates, insurance coverages, future needs for insurance, renewal dates, payroll and financial data, employment data, risk exposures, loss prevention, loss experience, employment classifications, management, union representation, collective bargaining agreements, affiliates, methods of solicitation and sales of insurance and contact persons). Confidential Information includes, but is not limited to, information conceived or developed, in part, by Employee.

    (iii) As used herein, "Documents" means all papers, letters, books, records, lists and written or computerized materials of any sort containing Confidential Information, whether prepared by the Company, the Employee, or others, and all copies, reproductions, summaries or recapitulations thereof.

    (d) Each of its licensed sales representatives is provided by the Company with Customers, Confidential Information and Documents to assist them in obtaining, maintaining and servicing Customers for the benefit of the Company. All Customers, including, without limitation, Customers of the Former Company, are those of the Company, and not of the Employee. All Confidential Information and Documents coming into the possession, or subject to the custody or control of Employee during his employment shall belong to and be the exclusive property of the Company.

    (e) All such Confidential Information and Documents, whether provided by the Company to Employee, or developed by Employee in the course and scope of his employment hereunder, constitute confidential, proprietary information of the Company that derive independent economic value, both actual and potential, from not being generally known to the public, to its competitors, or to other persons who can obtain economic value from its disclosure or use.

    (f) The success of the Company, and the over-all compensation of all of its employees, is greatly dependent upon obtaining, and then servicing and retaining, Customers on a continuing basis.

    (g) Employee has been advised and understands that he has been asked by the Company to sign this Agreement as part of the Company's efforts to maintain the secrecy of its confidential, proprietary Confidential Information and Documents, which efforts Employee acknowledges are reasonable, in order to protect its present and future business, and that this Agreement imposes substantial limitations on what Employee can and cannot do, both during and after his employment.

    (h) Employee acknowledges that he is executing this Agreement in connection with, and as a condition to, the Company's purchase of the assets of the Former Company and that Employee is a significant shareholder in the Former Company.

    9. DISCLOSURE TO THE COMPANY DURING EMPLOYMENT. Employee agrees that during the time of his employment, he will fully and promptly disclose to his appropriate superior in the Company, with or without a request by the Company, any and all Confidential Information.

    10. NON-DISCLOSURE TO OTHERS DURING AND AFTER EMPLOYMENT. All Confidential Information and Documents shall be treated as confidential by Employee, and not disclosed or provided to anyone other than persons employed by the Company during the term of his employment and for a period of three years thereafter.

    11. EMPLOYEES DUTIES ON TERMINATION. On termination of his employment hereunder, Employee agrees as follows:

    (a) Employee shall make a full and complete disclosure to the Company of all Confidential Information in his possession or under his control and provide to the Company all Documents in his possession or under his control immediately after giving or receiving notice of termination of his employment;

    (b) Unless specifically consented to in writing by the Company, Employee shall not either directly or indirectly use or divulge, disclose or communicate to any person, firm, or corporation, in any manner whatsoever, any Confidential Information or Documents;

    (c) Employee further agrees that, during the time of his employment, and for a period of three years thereafter, he, for the benefit of Employee or any other person, will not induce or seek to induce any person who is an employee of the Company to leave its employment;

    12. NON-COMPETITION COVENANT. Employee agrees that for three years following termination of his employment with the Company for any reason, he will not directly solicit, attempt to obtain, accept, or in any way transact business from any Customers of the Company (including without limitation those purchased by the Company from the Former Company) nor shall Employee directly or indirectly aid or assist any other party in the solicitation of such Customers, nor shall Employee serve as an employee, director, insurance advisor, consultant, or risk manager for any Customers representing 10% or more of the Company's Brawley office's then existing book of business and will not engage directly or indirectly for the benefit of Employee or any other person, in or carry on any business enterprise which is in competition with the Company within the County(ies) in the States of California, Arizona, Oregon, Idaho, Alaska and Texas in which the Company or its affiliates are then doing business. If the loyal and complete fulfillment of duties of the competitive employment would require, inherently or otherwise, that the Employee reveal or utilize Confidential Information or Documents of the Company to which he had access during his employment with the Company, Employee shall not accept such competitive employment even beyond said geographic limits for three years following the termination of employment with the Company.

    13. SEVERABILITY. If any term or provision of this Agreement or the application of such term or provision to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement and the application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby, and each term or provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. In the event that a court of competent jurisdiction finds that the restrictions set forth in Sections 10, 11 and 12 are unfair or unreasonable because of the scope of the covenant, the length of time, or the size of the geographic area involved, such findings shall not render such restrictions unenforceable, but such court shall reduce the scope of the covenant, the length of time and/or the size of the geographic area set forth in such restrictions so as to render such restrictions valid and enforceable.

    14. INJUNCTION. Employee agrees that the breach by him of this Agreement, including its covenants, could not reasonably or adequately be compensated in damages in an action at law and that the Company shall be entitled to injunctive relief, which may include, but shall not be limited to, restraining Employee from rendering any service that would breach this Agreement.

    15. ATTORNEY'S FEES. If any legal action arises under this Agreement or by reason of any asserted breach of it, the prevailing party shall be entitled to recover all costs and expenses, including reasonable attorney's fees, incurred in enforcing or attempting to enforce any of the terms, covenants, or conditions of this Agreement, including costs incurred prior to commencement of legal action, and all costs and expenses, including reasonable attorney's fees incurred in any appeal from an action brought to enforce any of the terms, covenants or conditions of this Agreement.

    16. ASSIGNMENT. Employment obligations under this Agreement are personal in nature and the Employee shall not assign or transfer this Agreement or any rights or obligations hereunder without the express written consent of the Company.

    17. ENTIRE AGREEMENT; INTERPRETATION; CHANGES. This Agreement comprises the entire agreement between the parties hereto pertaining to the subject matter hereof. No provision of this Agreement is to be interpreted for or against either party because that party or its legal representative drafted such provision. This Agreement may be changed only by written agreement, signed by the parties hereto, except that benefits provided pursuant to Section 3(c) hereof are matters of Company policy which may be changed in any manner, and utilizing any procedure, determined by the Company's Board of Directors to be in the best interest of the Company, except as otherwise specifically provided by the governing document of a particular benefit.

    18. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

PAN AMERICAN UNDERWRITERS,
   INC.

By:  /s/ Jeffrey A. Snider
   ---------------------------
Jeffrey A. Snider, President


    /s/ Frederic J. Klicka
------------------------------
Frederic J. Klicka